Exhibit 99.1

FIRST HORIZON ANNOUNCES ELECTION OF MR. WILLIAM J. ROBINSON TO
ITS BOARD OF DIRECTORS

ALPHARETTA, Georgia (April 1, 2005) – First Horizon Pharmaceutical Corporation (Nasdaq:FHRX) today announced the appointment of Mr. William J. Robinson to serve on its Board of Directors.

Mr. Robinson is an Executive Vice President of Global Operations of UCB Pharma S.A.  Prior to accepting his current position with UCB, Mr. Robinson served as First Horizon’s Interim VP Commercial Organizational Development. Mr. Robinson has significant pharmaceutical industry experience including over 27 years with Eli Lilly and Company, where he held numerous positions including: Area Director – Asia Pacific Region, Vice President Lilly Research Labs, Vice President of Sales and Marketing (USA) and Vice President Organizational Effectiveness.

“We are very pleased to have Bill serve on our Board of Directors.  His experience, skills and industry knowledge will be very beneficial to our company,” said Patrick Fourteau, First Horizon’s CEO and a member of its Board of Directors.  Mr. Robinson will stand for election by the stockholders at this year’s annual stockholder meeting.

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women’s health. First Horizon has a portfolio that now includes 14 branded prescription products of which four are currently actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives.  First Horizon’s web site address is: http://www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

Contact:	Darrell Borne
First Horizon Pharmaceutical Corporation
770-442-9707, ext. 6530
ir@fhrx.com

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